Exhibit 99.1

         IEC Announces a Change in the Senior Management of the Company

Newark, NY, November 10, 2004 - IEC Electronics Corp. (IECE.OB) announced today that Ann Wood, Corporate Vice President of Operations, has resigned due to personal reasons. Don Doody who will join IEC from Plexus Corporation, will assume her role.

CEO and Chairman W. Barry Gilbert stated, "In her many years of service with IEC, Ann has brought great value to the Company and leaves a strong legacy of policies, practices and procedures which has enabled the Company to maintain its strong quality reputation in the marketplace. We thank Ann for her contribution and numerous accomplishments. Ann's leaving is a loss to the Company; however, it is important that we respect her decision. We are fortunate that Ann will support IEC in a consulting role making the transition considerably easier, and as seamless as possible for our customers. The addition of Don Doody along with the balance of the senior management team are well positioned to continue rebuilding and strengthening the company."

Don Doody has been hired to be the Vice President of Operations. "We are pleased to add Don to the IEC team" said Gilbert, "Don brings solid experience and proven results to the company, and we look forward to his contributions. With more than 8 years of industry experience, we believe that Don will be instrumental in continuing what Ann has started and will further strengthen and build upon her efforts. Don's demonstrated industry knowledge and leadership will help focus our efforts in ways that add the most value to our business."

Mr. Doody started his career with GE Transportation and Industrial Systems and became a Master Black Belt/Supplier Quality Engineer. He moved to Plexus Corporation as a senior manufacturing engineer and was recruited away to become VP/GM of MCMS's North Carolina facility. When Plexus acquired MCMS Don became responsible for leading Lean Manufacturing and Six Sigma initiatives throughout the company.

Don holds a Bachelor's in Engineering from the State University of New York, Buffalo. He also holds a Master's degree in Industrial Science from Colorado State University.

IEC is a full service, ISO-9001:2000 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2003 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com